EXHIBIT 99.1

Community West Bancshares Earns $3.1 Million in Fourth Quarter and $9.0 Million in 2013; Year Highlighted by Improved Credit Quality Metrics, Strong Loan Growth and Subsequent OCC Agreement Termination

GOLETA, Calif., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company) (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income was $3.1 million in the fourth quarter of 2013 (4Q13) compared to $2.6 million in the third quarter of 2013 (3Q13) and $2.3 million in the fourth quarter a year ago (4Q12). For the full year, Community West earned $9.0 million compared to $3.2 million a year ago. Community West's results for 4Q13 include a $2.8 million tax benefit as a result of the reversal of its deferred tax asset valuation allowance.

"Our operational restructuring plan is delivering favorable results, with our fourth quarter results marking our sixth consecutive quarter of profitability. Our team's success in executing this plan enabled us to end 2013 on a high note, with nonaccrual loans and net loan charge-offs declining substantially compared to 2012, while net REO and repossessed assets also decreased. As a result of this improvement in profitability and asset quality, we reversed the deferred tax asset valuation allowance in the fourth quarter, reflecting our expectation of sustainable profitability in the future," stated Martin E. Plourd, President and Chief Executive Officer. "Another highlight of the quarter was our balance sheet growth. The loan portfolio increased 5% during the quarter compared to three months earlier, and core deposits remained strong at 82% of total deposits. We continue to improve our capital ratios and credit quality metrics compared to a year ago, while maintaining a strong net interest margin. We will continue to increase our marketing outreach in the communities we serve while focusing on increasing shareholder value."

Yesterday, the Company announced that, as a result of improvement of its financial condition over the past 24 months, and the Bank's effective compliance with the Written Consent Agreement (Agreement), the Office of the Comptroller of the Currency (OCC), its primary regulator, has terminated its Agreement with Community West Bank entered into on January 26, 2012. Effective immediately, the Bank will no longer be subject to the terms and conditions of the Agreement. "The termination of our Agreement with the OCC is an independent confirmation of the improvements we have achieved over the past two years. This important milestone substantiates that our efforts to reduce problem assets, document the allowance for loan losses and return to profitability have been successful," said Plourd.

4Q13 Financial Highlights

  Net income totaled $3.1 million.
  Earnings were $0.34 per diluted share.
  Net interest margin remained strong at 4.40% in 4Q13, compared to 4.54% in 3Q13 and 4.60% in 4Q12.
  Nonaccrual loans were $16.8 million at December 31, 2013, compared to $15.3 million at September 30, 2013 and $22.4 million at December 31, 2012.
  Net real estate owned (REO) and repossessed assets, excluding USDA/SBA guarantees, totaled $1.6 million at December 31, 2013, compared to $1.7 million three months earlier and $1.9 million a year earlier.
  The total allowance for loan losses equaled 2.98% of total loans held for investment at December 31, 2013, compared to 3.01% at September 30, 2013 and 3.66% a year ago.
  Community West Bank's capital ratios continue to strengthen - Total risk-based capital ratio was 16.84% and Tier 1 leverage ratio was 12.68% at December 31, 2013.

Including $253,000 of dividends and accretion on preferred stock, the net income available to common stockholders was $2.9 million, or $0.34 per diluted share, in 4Q13 compared to $2.4 million, or $0.29 per diluted share, in 3Q13 and $2.1 million, or $0.26 per diluted share, in 4Q12. In 2013, including $1.0 million of dividends and accretion on preferred stock, the net income available to common stockholders was $7.9 million, or $0.98 per diluted share, compared to $2.1 million, or $0.31 per diluted share, in 2012. Book value per common share was $6.60 at December 31, 2013, compared to $6.24 at September 30, 2013, and $6.29 at December 31, 2012.

On December 26, 2013, Community West announced that the Federal Reserve Board (FRB) approved its request for permission to pay outstanding, cumulative dividends on the Company's Series A Preferred Stock, which were deferred from May 15, 2012, through November 15, 2013. The $1.4 million in deferred dividend payments were accrued when due and were deducted from capital. The payment, along with the February 15, 2014 payment, are expected to be remitted on February 18, 2014. Now that Community West's Agreement has been terminated it expects to pay future dividends.

Credit Quality

"Even though credit quality metrics continue to improve substantially compared to a year ago, we decided to add $899,000 to our provision for loan losses to compensate for the growth in the loan portfolio," said Plourd. "In the preceding quarter, we released $1.6 million in reserves, following recoveries of previously charged-off loans of $1.5 million, and in 4Q12 we released $895,000 in reserves."

The allowance for loan losses totaled $12.2 million at December 31, 2013, equal to 2.98% of total loans held for investment, compared to 3.01% at September 30, 2013, and 3.66% a year ago. Nonaccrual loans were $16.8 million, or 3.55% of total loans at December 31, 2013, compared to $15.3 million, or 3.39% of total loans, three months earlier, and $22.4 million, or 4.84% of total loans, a year ago.

Of the $16.8 million in nonaccrual loans, $6.2 million (37.0%) were manufactured housing loans, $3.8 million (22.8%) were commercial loans, $3.7 million (21.8%) were commercial real estate loans, $1.8 million (10.7%) were SBA loans, $675,000 (4.0%) were single family real estate loans and $615,000 (3.7%) were home equity line of credit loans.

REO and repossessed assets totaled $3.8 million at December 31, 2013, compared to $4.0 million three months earlier and $1.9 million a year earlier. This amount consists of $3.5 million in REO and $300,000 from repossessed manufactured housing loans. REO consists of four properties for which $2.3 million is guaranteed by the SBA/USDA. Nonaccrual loans plus REO and repossessed assets, net of SBA/USDA guarantees, totaled $18.4 million, or 3.4% of total assets, at December 31, 2013, compared to $17.0 million, or 3.2% of total assets, three months earlier and $24.3 million, or 4.6% of total assets, a year ago.

Net charge-offs were $345,000 in 4Q13, compared to net loan recoveries of $761,000 in 3Q13 and net loan recoveries of $304,000 in 4Q12.

Income Statement

Community West's fourth quarter net interest income was $5.8 million compared to $6.0 million in 3Q13 and $6.2 million in 4Q12. For the full year, net interest income was $23.5 million compared to $25.4 million in 2012. The fourth quarter net interest margin remained healthy, and well above its peer group average, at 4.40%, compared to 4.54% in 3Q13 and 4.60% in 4Q12. In 2013, the net interest margin was 4.51% compared to 4.49% in 2012.

"Continued pressure on asset yields led to some margin compression during the fourth quarter. However, our margin remains strong primarily as a result of our higher than peer asset yields, which continue to keep our net interest margin in the mid-4% range," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. "New loans are being recorded at lower rates, but some of the margin decline in the last two quarters and in 4Q12 was due to the high cash balances in overnight funds which only earn 25 basis points. By the end of 2013, the Company returned to a more normal level of cash balances."

Non-interest income was $632,000 in 4Q13 compared to $661,000 in 3Q13 and $754,000 in 4Q12. In 2013, non-interest income was $2.8 million compared to $4.3 million in 2012, which included a $1.7 million gain on sale of SBA loans.

Operating or non-interest expenses improved to $5.2 million in 4Q13, compared to $5.6 million in 3Q13 and $5.5 million in 4Q12. In 2013, non-interest expenses were $22.1 million compared to $22.2 million in 2012. Salaries and employee benefits increased due to the additions to staff, primarily lenders and credit administration, but were more than offset by declining costs associated with foreclosed real estate.

Balance Sheet

"The loan pipeline has been active in recent quarters, with net loans increasing 5.1% at December 31, 2013, compared to three months earlier," said Plourd.  Net loans were $462.0 million at December 31, 2013, compared to $439.4 million at September 30, 2013, and $449.2 million a year ago. Manufactured housing loans were down 3.0% from year ago levels to $172.1 million and represent 36.3% of total loans. Commercial real estate loans outstanding were up 12.6% from year ago levels to $142.7 million at December 31, 2013, and comprise 30.1% of the total loan portfolio.  SBA loans decreased 17.0% from a year ago to $71.4 million and represent 15.0% of the total loan portfolio and commercial loans increased 67.5% from year ago levels to $62.4 million and represent 13.2% of the total loan portfolio.

Total deposits increased slightly to $436.1 million at December 31, 2013, compared to $431.1 million at September 30, 2013, and $434.2 million a year ago. Non-interest-bearing deposit accounts decreased slightly to $52.5 million at December 31, 2013, compared to $55.5 million at September 30, 2013, and $53.6 million a year ago. Interest-bearing deposit accounts increased 1.7% to $258.4 million at December 31, 2013, compared to $254.0 million three months earlier, but were down 4.1% compared to $269.5 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $359.0 million at December 31, 2013, compared to $355.2 million at September 30, 2013, and $368.9 million a year ago.

Total assets increased moderately to $539.0 million at year end, compared to $535.5 million at September 30, 2013, and $532.1 million a year ago. Stockholders' equity improved to $67.6 million at December 31, 2013, compared to $64.6 million at September 30, 2012, and $53.0 million a year ago. Book value per common share increased 5.8% to $6.60 at December 31, 2013, compared to $6.24 at the end of September, and increased 4.9% compared to $6.29 a year earlier.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Interest income
Loans, including fees	$ 6,556	$ 6,871	$ 7,254	$ 27,071	$ 30,490
Investment securities and other	209	210	210	795	878
Total interest income	6,765	7,081	7,464	27,866	31,368
Interest expense
Deposits	678	719	842	2,916	4,130
Other borrowings and convertible debt	280	328	434	1,416	1,819
Total interest expense	958	1,047	1,276	4,332	5,949
Net interest income	5,807	6,034	6,188	23,534	25,419
Provision for credit losses	899	(1,563)	(895)	(1,944)	4,281
Net interest income after provision for credit losses	4,908	7,597	7,083	25,478	21,138
Non-interest income
Other loan fees	189	229	277	1,033	1,124
Gains from loan sales, net	27	62	139	361	1,660
Document processing fees	93	114	124	463	407
Service Charges	73	75	83	318	410
Loan servicing, net	29	70	88	198	268
Other	221	111	43	458	412
Total non-interest income	632	661	754	2,831	4,281
Non-interest expenses
Salaries and employee benefits	2,843	3,114	3,026	12,842	11,552
Occupancy expense, net	449	452	539	1,814	1,829
Loan servicing and collection	333	511	236	1,444	1,492
Professional services	306	308	491	1,219	1,484
FDIC assessment	238	283	296	1,046	1,342
Advertising and marketing	138	94	149	512	367
Depreciation	74	78	76	300	306
Net loss on sales/write-downs of foreclosed real estate and repossessed assets	113	168	71	388	1,161
Data processing	146	128	126	549	533
Other	576	487	495	2,021	2,180
Total non-interest expenses	5,216	5,623	5,505	22,135	22,246
Income before provision for income taxes	324	2,635	2,332	6,174	3,173
Income tax expense	(2,812)	--	--	(2,812)	--
Net Income	$ 3,136	$ 2,635	$ 2,332	$ 8,986	$ 3,173
Dividends and accretion on preferred stock	253	262	263	1,039	1,046
Net income available to common stockholders	$ 2,883	$ 2,373	$ 2,069	$ 7,947	$ 2,127
Earnings per share:
Basic	$ 0.37	$ 0.30	$ 0.35	$ 1.13	$ 0.36
Diluted	$ 0.34	$ 0.29	$ 0.26	$ 0.98	$ 0.31

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2013	2013	2012

Cash and cash equivalents	$ 1,472	$ 1,241	$ 1,128
Time and interest-earning deposits in other financial institutions	18,105	44,611	30,416
Investment securities	28,160	25,585	24,040
Loans:
Commercial	62,420	45,623	37,266
Commercial real estate	142,678	132,034	126,677
SBA	71,352	74,327	85,957
Manufactured housing	172,055	172,126	177,391
Single family real estate	10,150	10,007	9,939
HELOC	15,418	15,616	17,852
Consumer	184	186	232
Mortgage loans held for sale	--	1,088	8,223
Deferred fees	(44)	92	128
Total loans	474,213	451,099	463,665

Loans, net
Held for sale	64,399	64,187	68,694
Held for investment	409,814	386,912	394,971
Less: Allowance	(12,208)	(11,654)	(14,464)
Net held for investment	397,606	375,258	380,507
NET LOANS	462,005	439,445	449,201

Other assets	29,258	24,599	27,316

TOTAL ASSETS	$ 539,000	$ 535,481	$ 532,101

Deposits
Non-interest-bearing demand	$ 52,461	$ 55,462	$ 53,605
Interest-bearing demand	258,445	253,978	269,466
Savings	16,158	16,176	16,351
CDs over 100K	95,979	92,351	80,710
CDs under 100K	13,092	13,124	14,088
Total Deposits	436,135	431,091	434,220
Other borrowings	31,442	35,442	41,852
Other liabilities	3,867	4,300	2,980
TOTAL LIABILITIES	471,444	470,833	479,052

Stockholders' equity	67,556	64,648	53,049

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 539,000	$ 535,481	$ 532,101

Shares outstanding	7,867	7,865	5,995

Book value per common share	$ 6.60	$ 6.24	$ 6.29

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts) (Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Return on average common equity	25.27%	21.91%	25.52%	20.50%	8.85%
Return on average assets	2.33%	1.95%	1.71%	1.69%	0.55%
Efficiency ratio	81.01%	83.99%	79.26%	83.96%	74.80%
Net interest margin	4.40%	4.54%	4.60%	4.51%	4.49%

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Average assets	$ 534,434	$ 535,552	$ 544,847	$ 531,338	$ 580,964
Average earning assets	523,706	526,717	535,537	521,870	566,603
Average total loans	458,270	455,646	466,401	457,847	500,273
Average deposits	431,862	432,725	447,827	430,452	479,315
Average equity (including preferred stock)	64,800	63,214	51,844	59,302	51,054
Average common equity (excluding preferred stock)	49,234	47,716	36,545	43,836	35,861

EQUITY ANALYSIS	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012
Total equity	$ 67,556	$ 64,648	$ 53,049
Less: senior preferred stock	15,600	15,542	15,341
Total common equity	$ 51,956	$ 49,106	$ 37,708

Common stock outstanding	7,867	7,866	5,995
Book value per common share	$ 6.60	$ 6.24	$ 6.29

ASSET QUALITY	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012
Nonaccrual loans	$ 16,837	$ 15,277	$ 22,425
Nonaccrual loans/total loans	3.55%	3.39%	4.84%
REO and repossessed assets	$ 3,811	$ 3,975	$ 1,889
Less: SBA/USDA-guaranteed amounts	2,250	2,282	0

Net REO and repossessed assets	$ 1,561	$ 1,693	$ 1,889
Nonaccrual loans plus net REO	$ 18,398	$ 16,970	$ 24,314
Nonaccrual loans plus net REO/total assets	3.41%	3.17%	4.57%
Net loan charge-offs in the quarter	$ 345	$ (761)	$ (304)
Net charge-offs in the quarter/total loans	0.07%	-0.17%	-0.07%

Allowance for loan losses	$ 12,208	$ 11,654	$ 14,464
Plus: Reserve for undisbursed loan commitments	68	73	102
Total allowance for credit losses	$ 12,276	$ 11,727	$ 14,566
Total allowance for loan losses/total loans held for investment	2.98%	3.01%	3.66%
Total allowance for loan losses/nonaccrual loans	72.51%	76.28%	64.50%

Community West Bancshares
Tier 1 leverage ratio	12.68%	12.10%	9.72%
Tier 1 risk-based capital ratio	15.65%	16.05%	12.81%
Total risk-based capital ratio	17.26%	17.68%	15.98%

Community West Bank
Tier 1 leverage ratio	12.68%	12.06%	10.69%
Tier 1 risk-based capital ratio	15.57%	15.89%	13.99%
Total risk-based capital ratio	16.84%	17.16%	15.27%

INTEREST SPREAD ANALYSIS	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012
Yield on total loans	5.68%	5.98%	6.19%
Yield on investments	2.37%	2.56%	2.54%
Yield on loans and investments	5.44%	5.74%	5.92%
Yield on interest-earning deposits	0.28%	0.23%	0.27%
Yield on earning assets	5.12%	5.33%	5.54%

Cost of interest-bearing deposits	0.71%	0.76%	0.85%
Cost of total deposits	0.62%	0.66%	0.75%
Cost of FHLB advances	2.87%	2.93%	2.93%
Cost of interest-bearing liabilities	0.92%	1.01%	1.17%

Certain amounts have been reclassified to conform to the current presentation, which may have changed the ratios for the affected periods
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com